UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 30, 2008

United Online, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-33367	77-0575839
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21301 Burbank Boulevard

Woodland Hills, California 91367

(Address of Principal Executive Offices) (Zip Code)

Telephone: (818) 287-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 30, 2008, Howard G. Phanstiel was appointed to the Board of Directors (the “Board”) of United Online, Inc. (the “Company”).  The size of the Board was increased from six to seven directors in connection with the appointment.  In addition, Mr. Phanstiel was appointed to the Audit Committee of the Board.  Mr. Phanstiel will continue to serve as a member of the board of directors of Classmates Media Corporation, a wholly owned subsidiary of the Company.  A copy of the press release announcing Mr. Phanstiel’s appointment is furnished as Exhibit 99.1 to this report.

In connection with Mr. Phanstiel’s appointment to the Board, the Board granted him a restricted stock unit award, effective November 15, 2008, covering 21,000 shares of the Company’s common stock, par value $0.0001 per share, subject to his continued service as a Board member through such grant date.  The restricted stock unit award will vest in three equal installments on each of February 15, 2009, February 15, 2010 and February 15, 2011, subject to his continued service as a Board member through each such vesting date.  The restricted stock unit award will be granted pursuant to the Company’s 2001 Stock Incentive Plan and will be subject to the terms of such plan and the related restricted stock unit agreement. Mr. Phanstiel will receive compensation for his service as a director consistent with that awarded to the Company’s other directors, as previously disclosed in the Company’s annual proxy statement.

Item 9.01.           Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.

Description

99.1	Press Release, dated November 5, 2008, issued by United Online, Inc., relating to the appointment of Howard G. Phanstiel to the Board of Directors of United Online, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	November 5, 2008	UNITED ONLINE, INC.
/s/ Scott H. Ray
Scott H. Ray Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.

Description

99.1	Press Release, dated November 5, 2008, issued by United Online, Inc., relating to the appointment of Howard G. Phanstiel to the Board of Directors of United Online, Inc.